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                                  EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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                                           Three Months
                                          Ended March 31,             Year Ended December 31,
                                               1997             1996           1995          1994
                                           ----------        ----------      ---------    ---------

Primary

Weighted average Premier common shares
  outstanding during the year               4,249,401         4,245,696      4,084,980    3,550,169

Common shares issuable in connection
  with assumed exercise of options under
  the treasury stock method                    80,908            61,139         51,280       20,281
                                           ----------        ----------     ----------   ----------
Total                                       4,330,309         4,306,835      4,136,260    3,570,450
                                           ==========        ==========     ==========   ==========

Net income                                 $1,151,265        $2,539,716     $1,988,949   $  291,148
                                           ==========        ==========     ==========   ==========

Per share earnings                         $     0.27        $     0.59     $     0.48   $     0.08
                                           ==========        ==========     ==========   ==========

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